Exhibit (c)(4)

Presentation to the Board of Directors Project Revere Strictly Private and Confidential Corporate and Investment Banking | Global Power December 18, 2015

U.S. Equity Market Performance Source: FactSet. Note: Market data as of December 15, 2015. 1. Based on S&P 500 Energy Sector composed of Energy Equipment & Services and Oil, Gas & Consumable Fuels. 2. Based on Alerian MLP index. The S&P 500 Has Been Flat YTD, While Energy and IPPs Have Continued to Fall (December 31, 2014 to Present) 30 40 50 60 70 80 90 100 110%Dec-14 Jan-15 Feb-15 Mar-15 Apr-15 May-15 Jun-15 Jul-15 Aug-15 Sep-15 Oct-15 Nov-15 Dec-15 Relative Stock Price Performance IPPs: (58%) S&P 500: (1%) Energy: (22%) Sector Performance: Commodity-Linked Names Have Been the Worst Market Performers (2014 and 2015 YTD) 8.0% 18.2% 23.3% 12.9% 13.1% (1.9%) 7.5% 24.3% (10.0%) (0.9%) 6.6% 8.9% 5.1% 4.3% 2.7% (3.1%) (3.4%) (5.7%) (11.2%) (21.7%) (45.5%) (58.4%) (70) (50) (30) (10) 10 30% Consumer Discretionary Information Technology Healthcare Consumer Staples Financials Telecom Industrials Utilities Energy MLP IPPs 2014 % Change 2015YTD % Change In 2015, Energy and IPPs have been the worst performers and have had their worst years historically 2 1 3 3. IPP index includes CPN, DYN, NRG and TLN. TLN added to the index on June 2, 2015. 1

Share P rice Performance Since: 6/2/2015 S&P 500 (3.1%) Henry Hub (35.0) WTI Crude Oil (39.1) IPP Average (59.1) TLN (67.9%) CPN (38.2) DYN (67.9) NRG (62.5) 0 20 40 60 80 100 120%Jun-15 Jul-15 Aug-15 Sep-15 Oct-15 Nov-15 Dec-15 S&P500: (3.1%) Henry Hub: (35.0%) CPN: (38.2%) NRG: (62.5%) DYN: (67.9%) TLN: (67.9%) WTI Crude Oil: (39.1%) Key Updates to the IPP Sector • IPP stock performance has come under pressure largely driven by the commodity sell-off • In light of steep losses, many investors are liquidating positions and exiting the sector • Unlike some other energy sub-sectors, the IPP sector has no looming credit crisis • Equity analysts are more measured, and believe the sell-off may be overdone Relative Price Performance (June 2, 2015 to Present) Source: FactSet and SNL. Note: Market data as of December 15, 2015. IPP decline has far exceeded the fall in gas prices Commentary 2

Talen Wall Street Research Estimates and Commentary

Analyst Recommendations



Buy
38%
Hold
63%

Current Price: $6.01

Selected Research Estimates[1]

Analyst	Date	Rating	Target Price	EBITDA Estimates 2015	2016	2017	2018	CAGR
Analyst 1	12/08/15	Buy	$11.50	$1,057	$764	$693	-	(19.0%)
Analyst 2	12/08/15	Buy	12.00	1,075	760	705	-	(19.0)
Analyst 3	11/23/15	Hold	15.00	1,070	868	777	661	(14.8)
Analyst 4	11/16/15	Hold	16.00	1,052	831	734	646	(15.0)
Analyst 5	11/05/15	Hold	12.00	1,090	865	755	660	(15.4)
Analyst 6	12/14/15	Hold	7.00	1,088	835	675	625	(16.9)
Analyst 7	11/06/15	Buy	16.00	1,025	813	791	-	(12.2)
Analyst 8	10/26/15	Hold	11.00	1,005	909	689	718	(10.6)
		Consensus	$12.56					
		Current	6.01					

	EBITDA Estimates 2015	2016	2017	2018	CAGR
Median Consensus	$1,063	$833	$720	$646	(15.3%)
Company Projections	1,075	845			

Talen-Specific Wall Street Research Commentary

- ▲ With the completion of its asset sales, Talen will have considerable liquidity and financial flexibility
- ▲ Talen offers investors extensive exposure to PJM, which is the most liquid and attractive power market
- ▲ MACH Gen acquisition added geographic diversity and more CCGT assets that generate solid cash flows
- ▼ Significant solid fuel fleet that is highly-levered to gas prices
- ▼ Concentration of cash flows from Susquehanna
- ▼ Leverage metrics worsening as hedges roll off

IPP Wall Street Research Commentary

"IPPs – several worries but this is getting silly."

Analyst 5 (December 6, 2015)

"Companies have all met 2015 guidance, provided 2016 guidance in line, have meaningful future cash flow locked-up with hedges / capacity revenue / retail, and still look to generate significant free cash flow even on our refreshed mark-to-market numbers."

Analyst 5 (December 6, 2015)

"We cannot find a low enough natural gas price to justify the current valuations."

Analyst 9[3] (December 7, 2015)

Source: FactSet and Wall Street Research.
Note: Market data as of December 15, 2015.
1. Based on available analyst research reports. "Overweight" ratings are marked as "Buy" and "Neutral" ratings have been marked as "Hold."
2. Midpoint of Company guidance based on latest investor presentation.
3. Not included in table above for lack of data.

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TLN CPN DYN NRG TLN CPN DYN NRG TLN CPN DYN NRG Share Price $18.74 $20.13 $32.29 $24.72 $13.58 $15.41 $25.25 $19.24 $6.01 $12.44 $10.37 $9.28 Firm Value 6,115 18,480 9,966 28,097 5,452 16,853 10,093 26,506 4,157 16,038 7,819 22,628 2016 EBITDA Guidance 885 1,875 1,200 3,100 990 1,875 1,200 3,100 845 1,875 1,200 3,100 6.9x 5.5x 4.9x 9.9x 9.0x 8.6x 8.5x 8.3x 8.4x 6.5x 9.1x 8.6x 7.3x June 2, 2015 September 1, 2015 December 15, 2015 Historical FY+1 Average EV/EBITDA TLN CPN DYN NRG IPP Valuations Have Fallen Precipitously Since June FY+1 EV/EBITDA Multiples (June 2, 2015 to Present) Source: FactSet and Company filings. Note: Market data as of December 15, 2015. 1. Historical FY+1 six-year average EV/EBITDA for CPN, DYN and NRG. TLN CPN DYN NRG Average 1 8.5x 7.9x 6.8x • Since June 2, FY+1 EV/EBITDA multiples have fallen by 1.7x, well below the historical average of 8.5x • CPN’s multiple remains elevated compared to peers due to its gas portfolio ($ in millions, except per share data) 4

Recent IPP Valuation Trends The changing commodity and environmental landscape has created a shift in the way some investors approach IPP valuation with differing impacts for each company. Implications for IPPs Issue Description Shifting Valuation Framework • Shift from forward EV/EBTIDA multiples and FCF Yield to DCF-based approach with no terminal value • Coal- and nuclear-heavy • Gas and renewables fleet • Most of fleet economics from gas • Significant coal • Coal-heavy with retail focus Leverage Position / Liquidity • While leverage metrics in line with historical levels, investors losing appetite for leveraged names with commodity exposure • Backwardated EBITDA • Significant proceeds from asset sales • Declining EBITDA • Significant coal • No near-term capital needs • Flattish EBITDA • Significant coal • Environmental exposure • GenOn has negative debt implications • Complex capital structure Supply / Demand Fundamentals • Weakening demand growth (all markets) • PJM-heavy • Material exposure to ERCOT and California • Geographically diverse post-M&A • PJM- and ERCOT-heavy

IPP Credit Comparison Source: Investor Presentations, FactSet, SNL, Company Filings, Rating Agency Reports. Note: Market data as of December 15, 2015. 1. Reflects 2016E guidance sourced from investor presentations. Capital Structure Overview 2016E Debt to EBITDA1 • 4.8x • 6.5x • 6.1x • 6.5x Debt / Book Capitalization • 48% • 79% • 67% • 62% Ratings • Corporate: Ba2 (Negative) / B+ (Stable) • 1st lien: Baa2 / BB • Unsecured: Ba3 / B+ • Corporate: B1 (Positive) / B+ (Stable) • 1st lien: Ba3 / BB • Unsecured: B3 / B • Corporate: B2 (Positive) / B+ (Stable) • 1st lien: Ba3 / BB • Unsecured: B3 / B+ • Corporate: Ba3 (Stable) / BB- (Stable) • 1st lien: Baa3 / BB+ (NRG) • Unsecured: B1 / BB- (NRG); B3 / B- (GenOn) Liquidity Sources ($mm) • Undrawn Revolver: $1,300 • Unrestricted Cash: $648 • Undrawn Revolver: $1,330 • Unrestricted Cash: $659 • Undrawn Revolver: $1,425 • Unrestricted Cash: $934 • Undrawn Revolver: $1,449 • Unrestricted Cash: $2,265 Moody’s 12 – 18 month forward FFO / Debt • 17% – 19% • 7% – 10% • 10% – 12% • 8% – 11% Cash / Market Capitalization • 84% • 15% • 74% • 76% Cash / Share • $5.03 • $1.82 • $7.66 • $7.09

IPP Benchmark Debt Levels Bond Bid Price (LTM) Bond Yield to Worst (LTM, %) Term Loan Bid Price (LTM) Term Loan Effective Yield to Worst (LTM, %) 86.500 83.875 82.125 74.750 88.811 70.00 75.00 80.00 85.00 90.00 95.00 100.00 105.00 110.00Dec 14 Feb 15 Apr 15 Jun 15 Aug 15 Oct 15 Dec 15 CPN 5.750% due 2025 DYN 7.625% due 2024 NRG 6.250% due 2024 TESLLC 6.500% due 2025 Citi HY Index 7.854% 10.451% 9.372% 10.827% 8.263% 4.00% 5.00% 6.00% 7.00% 8.00% 9.00% 10.00% 11.00%Dec 14 Feb 15 Apr 15 Jun 15 Aug 15 Oct 15 Dec 15 CPN 5.750% due 2025 DYN 7.625% due 2024 NRG 6.250% due 2024 TESLLC 6.500% due 2025 Citi HY Index 98.500 96.250 97.000 95.875 95.00 96.00 97.00 98.00 99.00 100.00 101.00Dec 14 Feb 15 Apr 15 Jun 15 Aug 15 Oct 15 Dec 15 CPN TLB-4 CPN TLB-5 DYN TLB NRG TLB4.335% 4.177% 4.769% 4.456% 2.50% 3.00% 3.50% 4.00% 4.50% 5.00%Dec 14 Feb 15 Apr 15 Jun 15 Aug 15 Oct 15 Dec 15 CPN TLB-4 CPN TLB-5 DYN TLB NRG TLB Last 60 Days Δ CPN: (8.375) Δ DYN: (17.875) Δ NRG: (8.875) Δ TLN: (16.500) Last 60 Days Δ CPN-4: (1.375) Δ CPN-5: (2.000) Δ DYN: (2.750) Δ NRG: (1.625) Last 60 Days Δ CPN: 136 bps Δ DYN: 315 bps Δ NRG: 167 bps Δ TLN: 302 bps Last 60 Days Δ CPN-4: 32 bps Δ CPN-5: 38 bps Δ DYN: 71 bps Δ NRG: 74 bps In addition to the equity market sell-off of the IPPs, credit has also been impacted. Yields have widened significantly of late, and access to the debt capital markets has been challenged for Power names. 7

Financial Firms Active in Competitive Generation Sector

Firm	Overview
Financial Investors	
Apollo / Luminant	• Apollo looking to build up its power platform and has significant dry powder earmarked for the GenCo space • Apollo, along with Brookfield, Oaktree and Angelo Gordon, comprise Luminant's Ad Hoc Steering Committee and will serve to drive the company's future direction • Luminant owns 16.7 GW of generation in ERCOT (coal, nuclear and natural gas), including recently acquired La Frontera CCGT portfolio from NextEra
ArcLight	• Aggressive approach to recent GenCo valuations • Currently owns 8.1 GW of generating capacity
Blackstone	• Has significant experience as an owner of power generation assets; owned and operated the Texas GenCo portfolio of ~14 GW which was sold to NRG • Blackstone's energy franchise is an active investor in virtually every sector of the energy industry • Currently owns 1.6 GW of generating capacity in ERCOT through its Lonestar Portfolio
The Carlyle Group	• Currently owns 4 GW of generating capacity including the Cogentrix platform • Recently acquired the 550 MW Rhode Island State Energy Center CCGT from Entergy
Energy Capital Partners	• Highly active in recent processes • Recently acquired Terra-Gen Power and Wheelabrator and currently owns 2.4 GW of generating capacity
Global Infrastructure Partners	• Currently raising $15.0bn fund, interested in opportunities to deploy significant capital • Purchased CPV and is leveraging the Company to expand its generation platform
LS Power	• Currently owns approximately 11 GW of generating assets including ~9.3 GW of gas-fired plants • Most recently acquired six CCGT generation facilities totaling ~3.5 GW from Calpine

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